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                                                                    EXHIBIT 99.1


                                  PRESS RELEASE

                                                CytRx Corporation
                                                154 Technology Parkway
                                                Norcross, Georgia 30092
                                                (770) 368-9500
                                                Contact: Joe Medlin

                CYTRX ANNOUNCES THE SALE OF PROCEUTICS SUBSIDIARY

Atlanta, Georgia, February 11, 1998 - CytRx Corporation (NASDAQ: CYTR) announced today its plans for divestiture of Proceutics, Inc., a wholly-owned subsidiary of CytRx which provides preclinical development services to the pharmaceutical industry.

Today, Proceutics executed an asset purchase agreement with Oread, Inc., whereby Proceutics will transfer its personnel, equipment and client contracts to Oread. Financial terms of the transactions were not disclosed. Proceutics will retain its real estate assets and Oread will execute a long-term lease for space in the Proceutics building. The closing of the transactions are subject to customary conditions, and are anticipated to occur before the end of February.

Proceutics is also negotiating the sale of its real estate assets with an undisclosed purchaser. If the real estate sale is consummated, then Proceutics will assign the Oread lease to the purchaser.

"Oread will receive a highly-skilled workforce and the strong relationships cultivated by the Proceutics team. CytRx will streamline its focus on FLOCOR(TM) and other human therapeutics while maintaining access to a group of scientists that know our business intimately. This transaction is going to positively impact our development of FLOCOR(TM)," stated Jack Luchese, President and CEO of CytRx.

CytRx's business strategy is to build shareholder value through the development and commercialization of high-value human therapeutic products and the successful development of its promising subsidiary companies. CytRx's FLOCOR(TM) is being developed to treat acute sickle cell crisis and other vascular diseases. Protox is being developed to treat bacterial and viral infections. Vaxcel, Inc. is developing Optivax(R) to improve the effectiveness of vaccines. VetLife, Inc. markets and distributes products to enhance food animal growth.



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February 11, 1998